UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
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Exchange Act of 1934
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HAWKINS, INC.
(Name of Registrant as Specified in its Charter)
__________________________________________________________
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HAWKINS, INC.
2381 Rosegate
Roseville, Minnesota 55113
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held July 30, 2015
To our Shareholders:
The Annual Meeting of Shareholders of Hawkins, Inc. will be held at the Midland Hills Country Club, 2001 Fulham Street, Roseville, Minnesota on Thursday, July 30, 2015, at 3:00 p.m., Central Time, for the following purposes:
1. To elect eight directors.
2. To re-approve the material terms of our 2010 Omnibus Incentive Plan for purposes of Section 162(m) of the Internal Revenue Code.
3. To advise in a non-binding vote to approve the compensation of our executive officers as disclosed in the attached proxy statement, or a “say-on-pay” vote.
4. To transact such other business as may properly come before the meeting or any adjournment thereof.
The Board of Directors has fixed the close of business on June 8, 2015 as the record date for determining the shareholders entitled to vote at the Annual Meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote. Our transfer books will not be closed.

BY ORDER OF THE BOARD OF DIRECTORS

RICHARD G. ERSTAD, Secretary
Dated: June 26, 2015
IMPORTANT: To assure the necessary representation at the Annual Meeting, you are urged to SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY TO SAVE THE COMPANY THE EXPENSE OF ADDITIONAL SOLICITATION. You may revoke your proxy at any time prior to its exercise, and returning your proxy will not affect your right to vote in person if you attend the Annual Meeting and revoke the proxy.

PROXY STATEMENT
HAWKINS, INC.
2381 Rosegate
Roseville, Minnesota 55113
June 26, 2015
The following proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, July 30, 2015, at the Midland Hills Country Club, 2001 Fulham Street, Roseville, Minnesota, at 3:00 p.m., Central Time, and at any adjournments of such meeting. Distribution of this Proxy Statement and proxy to shareholders began on or about June 26, 2015. All references in this Proxy Statement to our Annual Report on Form 10-K refer to such report as amended from time to time, including by Amendment No. 1 on Form 10-K/A filed with the Securities and Exchange Commission on June 19, 2015.
SOLICITATION
The cost of soliciting proxies and of the notices of the meeting, including the preparation, assembly and mailing of proxies and this Proxy Statement, will be borne by us. In addition to the use of the mail, proxies may be solicited personally or by telephone, mail or electronic mail by our directors, officers and regular employees. Furthermore, arrangements may be made with brokers, banks and similar organizations to send proxies and proxy materials to beneficial owners for voting instructions. We will reimburse such organizations for their expenses.
REVOCATION AND VOTING OF PROXY
Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions in such proxy, unless the proxy is properly revoked prior to the meeting. Any shareholder giving a proxy may revoke it prior to its exercise at the meeting by (1) delivering a written notice expressly revoking the proxy to our Secretary at our offices, (2) signing and forwarding to us at our offices a later dated proxy, or (3) attending the Annual Meeting and casting his or her votes personally.
If you indicate on your proxy that you wish to abstain from voting, and you hold your shares in street name or your broker records abstentions, your shares will be considered present and entitled to vote at the Annual Meeting. Such shares will also count toward determining whether or not a quorum is present for the Annual Meeting. A majority of the outstanding shares of our common stock represented in person or by proxy is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If a shareholder (including a broker) does not give authority to a proxy to vote, or withholds authority to vote on a certain proposal, then the shareholder’s shares will not be considered present or entitled to vote on that proposal.
If you hold your shares in street name and do not provide voting instructions to your broker, your broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” proposals. Brokers cannot vote on their customers’ behalf on “non-routine” proposals such as the approval of an equity compensation plan, the election of directors or an advisory vote on executive compensation. These rules apply to us even though the shares of our common stock are traded on the NASDAQ Global Market. If a broker votes shares for which its customers have not provided voting instructions for or against a “routine” proposal, then those shares are counted for the purpose of establishing a quorum at the Annual Meeting and also will be counted for the purpose of determining the outcome of “routine” proposals. If a broker does not receive voting instructions as to a non-routine proposal, or chooses to leave shares unvoted on a routine proposal, a “broker non-vote” will occur and those shares will be counted for the purpose of establishing a quorum at the Annual Meeting, but not for determining the outcome of those proposals. Shares that are subject to broker non-votes are considered not entitled to vote on the particular proposal, and effectively reduce the number of shares needed to approve that proposal.
As of the date of this proxy statement, we know of no matters that will be presented for determination at the meeting other than those referred to in this proxy statement. If any other matters properly come before the meeting calling for a vote of shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

OUTSTANDING SHARES AND VOTING RIGHTS
At the close of business on June 8, 2015, the record date, there were 10,652,932 shares of our common stock, par value $0.05 per share, outstanding. The common stock is our only outstanding class of capital stock. Holders of common stock are entitled to one vote for each share held on the record date with respect to all matters that may be brought before the meeting. There is no cumulative voting for directors.

VOTE REQUIRED
Proposal One - Election of Directors: Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the greatest number of “for” votes are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Accordingly, an abstention or failure to vote on this proposal (including a broker non-vote) will have no effect on the voting for the election of directors.

Proposal Two - Re-approval of 2010 Omnibus Incentive Plan: The proposal to re-approve the material terms of the 2010 Omnibus Incentive Plan will be determined by the affirmative vote of the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote, assuming the presence of a quorum (provided that the number of shares voted “for” such proposal constitutes more than 25% of the outstanding shares of our common stock). Abstentions will have the effect of casting a negative vote on this proposal, but a failure to vote on this proposal (including a broker non-vote) will have no effect on the outcome of this proposal.

Proposal Three - Advisory Vote on Executive Compensation: We will consider our shareholders to have approved our executive compensation if the number of votes cast “for” this proposal exceed the number of votes cast “against” this proposal. Accordingly, an abstention or failure to vote on this proposal (including a broker non-vote) will have no effect on the outcome of this proposal.

PROPOSAL ONE — ELECTION OF DIRECTORS
At the Annual Meeting, eight persons are to be elected to our Board of Directors, each to hold office for the ensuing year and until his/her successor is duly elected and qualified. Our By-Laws provide for a Board of Directors of not fewer than three nor more than eleven directors. Our Board of Directors currently consists of eight directors, as established by resolution of our Board of Directors. Executed and delivered proxies will be voted for the election of all nominees unless you direct otherwise. Should any nominee decline or be unable to accept such nomination or to serve as a director (an event which our management does not now expect to occur), proxies will be voted for a substitute nominee or nominees in accordance with the best judgment of the person or persons acting under them.
Our Board of Directors has nominated James A. Faulconbridge, Patrick H. Hawkins, Duane M. Jergenson, John S. McKeon, Mary J. Schumacher, Daryl I. Skaar, James T. Thompson and Jeffrey L. Wright for election to the Board of Directors.
OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR.
Information About Our Directors
Our directors have served as our directors continuously since the year indicated below. The following information, including the principal occupation or employment of each director nominee, has been furnished to us by the respective director nominees. All positions are with our company unless otherwise noted.

Director	Principal Occupation or Employment	Age	Director Since
John S. McKeon	Chairman of the Board since 2005; Retired; President and Chief Operating Officer of ConAgra Foods, Inc. Venture Development Group from 2003 to 2005; President and Chief Operating Officer of ConAgra Foods Snack Group (formerly Golden Valley Microwave Foods, Inc.) from 1993 to 2003; President of McKeon Associates, Inc. (corporate finance consulting) from 1991 to 1993; Vice President of Northstar Industries, Inc. from 1976 to 1990.	70	1984
Patrick H. Hawkins	Chief Executive Officer since 2011; President since 2010; Business Director — Food and Pharmaceuticals from 2009-2010; Business Manager — Food and Co-Extrusion Products from 2007-2009; Sales Representative — Food Ingredients from 2002-2009; various positions with the company from 1992 to 2002.	44	2011
James A. Faulconbridge	President of Karges-Faulconbridge, Inc. (engineering and technical services) since 1996.	47	2006
Duane M. Jergenson	Retired; Vice President of Operations of Taylor Corporation from 1985 to 1999; various positions with Taylor Corporation from 1966 to 1985.	68	1996
Mary J. Schumacher	Twin Cities Habitat for Humanity — Chief Operating Officer since January 2011; Andersen Corporation — Senior Vice President and General Manager from 2008 to 2010, Senior Vice President, Research, Technology, Quality and Engineering from 2003 to 2008; various positions at Ecolab Inc. from 1992 to 2003; various positions at The Pillsbury Company from 1979 to 1992; B.S. in Chemical Engineering from the University of Minnesota.	58	2012
Daryl I. Skaar	Retired; Vice President and Chief Procurement Officer of Lucent Technologies from 1997 to 2000; various positions at 3M from 1965 to 1997, most recently as Vice President of Purchasing and Packaging Engineering.	73	2001
James T. Thompson	Retired; Executive Vice President — Commercial of The Mosaic Company from 2004 to 2007; board member, Sims Metal Management since 2009; various positions at Cargill, Inc. from 1974 to 2004, most recently as President of Cargill Steel from 1996 to 2004.	64	2009
Jeffrey L. Wright	Retired; G&K Services — Chief Financial Officer from 1999 to 2014, Executive Vice President and Director from 2009 to 2014, Senior Vice President from 2004 to 2009, Treasurer and Secretary from 1999 to 2003; BMC Industries, Inc. — Treasurer from 1998 to 1999, Controller from 1996 to 1998; various positions at Employee Benefit Plans, Inc. from 1993 to 1996, most recently as Vice President and Treasurer; employed by Arthur Andersen & Co. from 1984 to 1993.	52	2009
There are no family relationships among any of our directors, executive officers, or director nominees.
Each director nominee brings unique capabilities to our Board of Directors. The Board believes the nominees as a group have the experience and skills in areas such as general business management, corporate governance, manufacturing, finance, strategic planning and risk management that are necessary to effectively oversee our company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment and a commitment to representing the long-term interests of our shareholders. The following is information as to why each nominee should serve as a director of our company:

•
Mr. McKeon has been our Chairman of the Board since 2005 and has extensive experience in management, manufacturing and corporate finance, having served as President and Chief Operating Officer of ConAgra Foods, Inc. Venture Development Group. His knowledge of our company and its business is also valuable in formulating and executing our business plans and growth strategies.

•
Mr. Hawkins has been our Chief Executive Officer since 2011. Mr. Hawkins has been with the company since 1992, giving him an intimate knowledge of our company and its business and a deep passion for our company’s continued success.

•
Mr. Faulconbridge is a principal of Karges-Faulconbridge, Inc., an engineering and technical services firm that services a broad variety of industries, including the ethanol industry. His background provides the company with technical expertise and insight into ethanol and other industries we serve.

•
Mr. Jergenson has been on our Board for 19 years. His operations management experience with Taylor Corporation, one of the largest privately held companies in the United States, provides valuable perspective and insight as our company seeks and implements growth opportunities.

•
Ms. Schumacher has extensive knowledge of the chemical industry and valuable experience in research and development, quality and business development with major corporations such as Andersen Corporation, a manufacturer of windows and doors, Ecolab Corporation, a leading supplier of cleaning and sanitizing products and services and Pillsbury Company, a food manufacturer. In addition, Ms. Schumacher holds a bachelor’s degree in chemical engineering from the University of Minnesota.

•
Mr. Skaar has extensive experience in purchasing and procurement for large public companies, having served as Vice President and Chief Procurement Officer at Lucent Technologies and Vice President of Purchasing and Packing Engineering at 3M. This experience is valuable given the large number of products we must buy to operate our business.

•
Mr. Thompson has experience with major manufacturing and commodity companies, having served 30 years at Cargill, Inc., including eight years as President of Cargill Steel, and three years as Executive Vice President—Commercial for The Mosaic Company, one of the world’s leading producers and marketers of concentrated phosphate and potash. This knowledge and experience is valuable to us in our commodity chemicals business.

•
Mr. Wright has extensive public company finance and audit experience, having served as Chief Financial Officer of G&K Services, Inc. and having been employed by Arthur Andersen & Co. He also has public company board experience, previously serving as a director of G&K Services, Inc. His background provides us with valuable financial and accounting experience as well as public company board experience.

Director Independence
Our Board of Directors has determined that, of the director nominees, each of Messrs. Faulconbridge, Jergenson, McKeon, Skaar, Thompson and Wright, and Ms. Schumacher, are “Independent Directors” as that term is defined under the applicable listing standards of the NASDAQ Stock Market. Accordingly, a majority of our directors are independent. In connection with its determination of independence, our Board of Directors considered Mr. Wright’s previously-held director and officer positions with G&K Services, Inc., which is a customer of the company and supplier of services to the company, and determined that this relationship did not interfere with Mr. Wright’s exercise of independent judgment in carrying out the responsibilities of a director of our company. All of our transactions with G&K Services, Inc. during the most recent completed fiscal year were conducted on arms-length terms in the ordinary course of business.

CORPORATE GOVERNANCE
Meetings of the Board of Directors
Our Board of Directors held five meetings during the fiscal year ended March 29, 2015, hereinafter referred to as “fiscal 2015.” All directors attended at least 75% of the meetings of our Board of Directors and the committees on which they served. All directors attended our Annual Meeting of Shareholders in 2014. Our Board of Directors encourages, but does not require, director attendance at annual meetings of shareholders.
Leadership Structure of the Board of Directors
Our Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board of Directors believes it is in the best interests of the company to make that determination based on the position and direction of the company and the membership of the Board. The positions of Chief Executive Officer and Chairman of the Board are not currently held by the same person. This structure allows us to more fully utilize the skills of Mr. McKeon and ensures a greater active participation of the directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our Chief Executive Officer to focus on the management of the company’s day-to-day operations.
Audit Committee
The Audit Committee, which consists of Jeffrey L. Wright (Chair), James A. Faulconbridge, Mary J. Schumacher and Daryl I. Skaar, is responsible for, among other things, selecting and appointing our independent auditors, meeting with the independent auditors and financial management to review the scope of the audit and the audit procedures, reviewing annually the responsibilities of the Audit Committee and recommending to our Board of Directors any changes to these responsibilities, and establishing and reviewing internal controls. The Audit Committee held four meetings during fiscal 2015.
Our Board of Directors has determined that all members of the Audit Committee are “independent” as that term is used in Section 10A(m) of the Securities Exchange Act of 1934 and “Independent Directors” as that term is defined under the applicable listing standards of the NASDAQ Stock Market. Our Board of Directors has determined that Messrs. Wright, Faulconbridge and Skaar, and Ms. Schumacher, are “audit committee financial experts,” as the term is defined by regulations promulgated by the Securities and Exchange Commission (SEC).
The responsibilities of the Audit Committee are set forth in the Audit Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).
Compensation Committee
The Compensation Committee, which currently consists of James T. Thompson (Chair), Duane M. Jergenson, Mary J. Schumacher, Daryl I. Skaar, and Jeffrey L. Wright, is responsible for establishing compensation policies for our company and for reviewing and setting compensation for our executive officers. The Compensation Committee held four meetings during fiscal 2015.
Our Board of Directors has determined that all members of the Compensation Committee are “Independent Directors” as that term is defined under the applicable listing standards of the NASDAQ Stock Market, “non-employee directors” as that term is defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, and “outside directors” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended.
The Compensation Committee retained independent compensation consultant McLagan to provide the Compensation Committee with independent advice regarding industry practices for fiscal 2015. No member of the Board of Directors or any executive officer has any affiliation with McLagan. McLagan provides no other services to the company, and has reported directly to the chair of the Compensation Committee. The Compensation Committee has assessed the independence of McLagan in accordance with SEC rules and has concluded that no conflict of interest exists that will prevent them from being independent consultants to the Compensation Committee. McLagan advised the Compensation Committee on the principal aspects of our executive compensation components and best practices in executive compensation and provides market information and analysis regarding the competitiveness of levels and components of total compensation for the company’s named executive officers for fiscal 2015. In determining the competitiveness of such compensation, the Compensation Committee reviewed survey data. The company does not benchmark its compensation. The Compensation Committee reviews and considers the information provided by McLagan to understand current compensation practices, levels and structures and to inform its compensation decisions, but not to establish specific compensation parameters based on such data.

The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the Compensation Committee regarding compensation of our executive officers other than the Chief Executive Officer. Additional information on the role of the compensation consultants and management in the Compensation Committee’s processes and procedures can be found in the Compensation Discussion and Analysis section below.
The responsibilities of the Compensation Committee are set forth in the Compensation Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).
Governance and Nominating Committee
The Governance and Nominating Committee, which consists of James A. Faulconbridge (Chair), John S. McKeon, James T. Thompson and Jeffrey L. Wright, is responsible for identifying individuals qualified to become directors and recommending nominees to our Board of Directors for election at annual meetings of shareholders and to fill vacancies, monitoring developments in director compensation and, as appropriate, developing and recommending to our Board corporate governance principles applicable to us and overseeing public policy matters and compliance with our Code of Conduct. The Governance and Nominating Committee held four meetings during fiscal 2015. The Governance and Nominating Committee evaluated potential candidates for director nomination on the basis indicated below and recommended to the Board of Directors that the director nominees included in this Proxy Statement be submitted to the shareholders for election at the upcoming Annual Meeting of Shareholders.
The responsibilities of the Governance and Nominating Committee are set forth in the Governance and Nominating Committee Charter. A current copy of the charter is available on our website (www.hawkinsinc.com).
Nominating Process
In order to maintain flexibility in its consideration of candidates, our Board of Directors does not have a formal policy regarding the consideration of any director candidates recommended by shareholders. However, the Governance and Nominating Committee would consider for possible nomination qualified nominees recommended by shareholders in compliance with our By-Laws. To make a director nomination, a shareholder should send the director candidate’s name, credentials and contact information, a signed statement consenting to his or her nomination and agreeing, if elected, to serve as a director, a completed director nominee questionnaire (available from our Secretary upon request) and the other information required by our By-Laws, to our Secretary no later than 90 days prior to the first anniversary of the preceding year’s annual meeting. The proposing shareholder should also include his or her contact information and evidence that the person submitting the nomination is a shareholder of the company. The Governance and Nominating Committee will evaluate candidates (nominated by shareholders or otherwise) based on financial literacy, knowledge of our industry or other background relevant to our needs, status as a stakeholder in our company, “independence” for purposes of compliance with Internal Revenue Service and SEC rules and NASDAQ Stock Market listing standards, and willingness, ability and availability for service. The company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Governance and Nominating Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the company’s businesses.
Risk Oversight
The company’s management is responsible for identifying the various risks facing the company, formulating risk management policies and procedures, and managing the company’s risk exposures on a day-to-day basis. The Board of Directors is responsible for monitoring the company’s risk management processes by informing itself concerning the company’s material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible, however, for identifying or managing the company’s various risks. The Audit Committee of the Board of Directors is primarily responsible for monitoring management’s responsibility in the area of financial risk oversight, and financial risk management is a factor the Board and the Governance and Nominating Committee consider when determining which directors serve on the Audit Committee. Accordingly, management has reported to the Board of Directors and Audit Committee on various risk management matters during fiscal 2015. The Audit Committee, in turn, reports on the matters discussed at the committee level to the full Board of Directors. The Audit Committee and the Board of Directors focus on the material risks facing the company, including operational, market, liquidity, legal and regulatory risks, to assess whether management has reasonable controls in place to address these risks. The Board believes this allocation of responsibility provides an effective and efficient approach for addressing risk management.
Communications with Directors
Shareholders can contact the full Board of Directors, the independent directors as a group or any of the individual directors by writing to our Secretary at 2381 Rosegate, Roseville, Minnesota 55113. All communications will be compiled by the Secretary and submitted to the addressees on a periodic basis.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee has (i) reviewed and discussed our audited financial statements for fiscal 2015 with both our management and KPMG LLP (“KPMG”); (ii) discussed with KPMG the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, regarding communications with audit committees; (iii) received from KPMG the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG its independence; and (iv) considered whether the non-audit services provided by KPMG are compatible with maintaining the independence of KPMG.
Based on the review and discussions described above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for fiscal 2015 for filing with the SEC.
Jeffrey L. Wright (Chair)         James A. Faulconbridge         Mary J. Schumacher Daryl I. Skaar
Audit Committee of the Board of Directors

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES
The following table shows the aggregate fees charged to us by our independent registered public accounting firm, KPMG LLP, for services rendered during fiscal 2015 and fiscal 2014. The Audit Committee pre-approved all of the services described below.

Description of Fees	Fiscal 2015 Amount	Fiscal 2014 Amount
Audit Fees	$279,000	$249,000
Tax Fees (a)	—	37,500
Total	$279,000	$286,500

(a)	Includes tax preparation and consulting fees.
The Audit Committee’s current practice on pre-approval of services performed by our independent registered public accounting firm is to approve annually all audit services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent registered public accounting firm during the year. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditors’ independence. As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. The Audit Committee has delegated to its chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the chair must be reported to the Audit Committee.
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
Compensation Discussion and Analysis
The following discussion and analysis describes our compensation objectives and policies and the compensation awarded to the following executive officers (our “named executive officers”) during fiscal 2015:

•	Patrick H. Hawkins, Chief Executive Officer and President;

•	Kathleen P. Pepski, Vice President, Chief Financial Officer and Treasurer;

•	Richard G. Erstad, Vice President, General Counsel and Secretary;

•	John R. Sevenich, Vice President - Industrial Group; and

•	Thomas J. Keller, Vice President - Water Treatment Group.
Overview
Our executive compensation program is designed to attract and retain executives who will lead our company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation is based on company, business unit and individual performance to align the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to stay with the company. Our executive compensation program currently includes a mix of elements that rewards current results as well as motivates long-term performance through an appropriate balance of base pay and performance-based variable compensation. Our performance-based variable compensation consists of a short-term component that provides incentives relative to both superior current business results as well as personal performance, and a long-term incentive plan that motivates long-term performance and aligns business objectives with the interests of our shareholders. During fiscal 2015, our compensation committee made no significant changes to its executive compensation policies or to the structure of our executive compensation program, having taken into account, among other things, the fact that the holders of over 90% of the shares voted at our 2014 annual meeting of shareholders approved, on an advisory basis, the compensation of our named executive officers as disclosed in the proxy statement for that annual meeting.
Our named executive officers received payouts of 120% of the targeted payout level for the corporate performance measure under our annual non-equity incentive compensation arrangement and earned 110% of the targeted number of restricted shares issuable in settlement of the performance-based restricted stock units granted for fiscal 2015 as described below. The corporate performance measure for fiscal 2015 for purposes of both the non-equity and equity-based incentive arrangements was income from continuing operations before income taxes adjusted to exclude the impact of an acquisition completed during the fiscal year.
Gross profit for our Industrial segment was $33.6 million for fiscal 2015, as compared to $32.0 million for fiscal 2014. Gross profit for our Water Treatment segment was $32.2 million for fiscal 2015, as compared to $29.6 million for fiscal 2014. The Compensation Committee utilized an operational measure of business unit profitability, which includes gross profit as a component of that profitability measure, as the performance measure for the business unit performance portion of the non-equity incentive compensation arrangement. The actual performance against that operating measure was below target for both the Industrial segment and the Water Treatment segment. As a result, both our Vice President - Industrial Group and our Vice President - Water Treatment Group received below-target payouts under the business unit performance measures of our annual non-equity incentive compensation arrangement.
Determining Executive Compensation for Fiscal 2015
Our executive compensation program for the last fiscal year consisted of the following elements:

•	base salary,

•	annual non-equity incentive compensation,

•	annual equity awards,

•	contributions to long-term benefit plans, and

•	other benefits.
The Compensation Committee does not benchmark the total compensation or any element of compensation for our executives. It also does not apply a mechanical formula or target a specific amount relative to comparative data for any individual nor does it target a specific amount or relative weight for any component of compensation. Rather, the Compensation Committee members reviewed and considered broad-based third-party survey data to understand current compensation practices, levels and structures and thereby inform its compensation decisions, but not to establish specific compensation parameters based on such data. The data was collected by independent compensation consultant McLagan, a compensation consulting firm, which also provided the Compensation Committee with independent advice on industry practices. McLagan provided no other services to the company in fiscal 2015. The Compensation Committee did not use the information provided to it by McLagan in a formulaic manner, but instead used the information to inform its judgment regarding the appropriate levels and components of total compensation for the company’s executive officers. The Compensation Committee considered all elements of compensation together and utilized the members’ experience and judgment in determining the total compensation opportunity and mix of compensation elements appropriate for each executive officer in light of our compensation objectives.
The Compensation Committee viewed the information provided by McLagan as one of a number of tools available to the Committee in assessing executive compensation. The Compensation Committee also regularly consults with our Chief Executive Officer, who makes recommendations to the Compensation Committee regarding compensation of our executive officers other than the Chief Executive Officer. Our Chief Executive Officer participates in some of the Compensation Committee’s deliberations regarding compensation for our other executive officers, although all determinations are made by the Compensation Committee.
Elements of Executive Officer Compensation
Base Salary
We provide base salaries to our executive officers to compensate them for fulfilling their primary responsibilities and to provide financial stability. The Compensation Committee annually reviews, and adjusts as appropriate, base salaries for our executive officers. In May 2014, the Compensation Committee approved increases in the base salaries of the named executive officers, with the exception of Mr. Keller, of approximately 3% based on its evaluation of the competitive information available to it. Based on the same review, Mr. Keller’s base salary was increased approximately 8%. The base salaries paid to our executive officers during the last three completed fiscal years are listed in the Summary Compensation Table below.

Annual Non-Equity Incentive Compensation
Annual non-equity incentive compensation is a key component of our executive compensation strategy. The purpose of annual incentive compensation is to provide cash compensation that is variable based on the achievement of performance goals established by the Compensation Committee. Our executive officers do not have a contractual right to receive a fixed incentive compensation payment for any fiscal year.
Our non-equity incentive arrangement (described below) provides for no payout to executive officers unless a specified portion of the target is achieved and allows for a significantly increased payout if the target is exceeded. The cash incentive payments are determined and paid following the completion of our annual audit.
For fiscal 2015, the Compensation Committee designated financial performance goals, including a corporate pre-tax income from continuing operations performance measure and, for each executive in charge of a business unit, an operational measure of business unit profitability, as well as individual objectives for determining whether a cash incentive payment would be paid under the arrangement and in what amount.
The annual cash incentive payment opportunities for our named executive officers were based on the following percentages of base salary for fiscal 2015, which is unchanged from fiscal 2014:

Position	Threshold Annual Cash Incentive Payment	Target Annual Cash Incentive Payment	Maximum Annual Cash Incentive Payment
Chief Executive Officer	30%	60%	120%
Chief Financial Officer	20%	40%	80%
General Counsel	15%	30%	60%
Vice President - Industrial Group	20%	40%	80%
Vice President - Water Treatment Group	20%	40%	80%
The Compensation Committee established the targets for each of the executive officers based on the relative scope of his or her responsibilities and resulting ability to impact the company’s performance. The Compensation Committee established a higher target opportunity for the Chief Executive Officer to reflect his significant responsibilities regarding the creation and implementation of long-term strategic direction for the entire company.
The Compensation Committee determined that 80% of the annual cash incentive payment opportunities for our Chief Executive Officer, Chief Financial Officer and General Counsel for fiscal 2015 should be based upon company-wide performance against the pre-tax income from continuing operations goal to reflect their significant company-wide responsibilities and resulting ability to impact the overall success of the company. In addition, the Compensation Committee determined that 20% should be based upon meeting their individual objectives.
The Compensation Committee determined that 40% of the annual cash incentive payment opportunities for Mr. Keller and Mr. Sevenich for fiscal 2015 should be based upon company-wide performance and 40% should be based upon the profitability of their respective business units to reflect their dual roles as leaders of their respective business units and as members of the company’s overall executive management team. In addition, the Compensation Committee determined that 20% should be based upon meeting their individual objectives.
No annual cash incentive payments are made unless the threshold level of 80% of the respective target performance level is achieved. Performance between 80% and 100% of the respective target results in a payout on a sliding scale from 50% of the target level cash incentive payment for exactly achieving 80% of the performance target to 100% of the target level cash incentive payment for exactly achieving the respective target performance level (e.g., achieving 90% of the performance target will lead to a payout of 75% of the target level cash incentive payment). Performance between 100% and 120% of the respective target results in a payout on a sliding scale from 100% of the target level cash incentive payment for exactly meeting the performance target to 200% of the target level cash incentive payment for exceeding the performance target by 20% (e.g., achieving 105% of performance target will lead to a payout of 125% of the target level cash incentive payment). Performance over 120% of the applicable performance target does not result in any additional annual cash incentive payment.
Corporate and Business Unit Financial Measures. The corporate performance portion of the annual cash incentive payment was based on our company-wide results for fiscal 2015 as measured by income from continuing operations before income taxes excluding the impact of the acquisition closed during fiscal 2015 and not contemplated in setting the target, as compared to a targeted level of the same financial measure for that period. The business unit performance portion of the annual cash incentive payment was based on an operational measure of business unit profitability for fiscal 2015 that measures product sales less the cost of materials including freight in, the freight costs to deliver the product to the customer and the selling costs as compared to a targeted level of such operational profitability for the respective business unit for that period. In each case, the targeted levels of performance were based on the level of anticipated performance that was derived from the company’s annual operating plan. In the case of both the corporate performance and Water Treatment Group financial measures, the actual performance achieved was adjusted to exclude the impact of an acquisition completed in fiscal 2015. The corporate and business unit financial goals for fiscal 2015 and the actual performance against those goals are summarized in the following table:

Financial Measure	Threshold Performance Level	Target Performance Level	Maximum Performance Level	Actual Performance Achieved
Income from Continuing Operations before Income Taxes	$23,456,990	$29,321,237	$35,185,484	$30,494,643
Water Treatment Group Operational Profitability Measure	$21,975,783	$27,469,729	$32,963,675	$26,391,000
Industrial Group Operational Profitability Measure	$41,020,945	$51,276,181	$61,531,417	$49,173,000
The Compensation Committee set these target performance levels to ensure that a substantial portion of each executive officer’s cash compensation is tied to corporate and business unit performance, as appropriate, and to provide our executives with a performance-based opportunity to achieve market-competitive total compensation. The Compensation Committee determined that income from continuing operations before income taxes was the best measure of overall corporate financial performance and that the operational profitability measures described above were the best measures of business unit financial performance.
Because our income from continuing operations before income taxes was higher than target level performance for the 2015 fiscal year, our named executive officers received 120% of the targeted payout under the corporate financial performance element of the annual cash incentive arrangement. Because business unit operational profitability performance for both the Industrial and Water Treatment segments was between threshold and target performance levels, each of Mr. Sevenich and Mr. Keller received approximately 90% of their targeted payouts under the applicable business unit financial measure. While the Compensation Committee has discretion to adjust the size of the final payouts under the program, it has not done so.
Individual Objectives. The Compensation Committee established multiple individual objectives for each executive officer for the fiscal year. The individual objectives for our Chief Executive Officer included overseeing strategic direction matters, business expansion matters and operational efficiency initiatives. For our Chief Financial Officer, the individual objectives included supporting acquisition activities, overseeing significant information technology initiatives and talent management and engagement initiatives. For our General Counsel, the individual objectives included supporting acquisition activities and legal support to other business expansion activities and overseeing health, safety and environmental initiatives. For our Vice President - Industrial Group, the individual objectives included business expansion initiatives. For our Vice President - Water Treatment Group, the individual objectives included business expansion initiatives. The Compensation Committee consulted with our Chief Executive Officer for his assessment of the degree to which the other executive officers had met their respective individual objectives and then made its own determination as to the appropriate level of payout under these measures and individual performance for each of the executive officers.
Achievement of individual objectives is qualitative and more subjective than the assessment of financial measures. Messrs. Hawkins, Erstad, Keller and Sevenich and Ms. Pepski were awarded a target level annual cash incentive payment for individual objectives.
Equity Awards
Our equity incentive compensation program is designed to:

•	align the interests of the participants with those of our shareholders,

•	provide incentives for the retention of executive officers,

•	establish a minimum level of performance for payouts under certain of the equity awards,

•	provide an opportunity for increased payouts for performance in excess of established targets under the equity awards, and

•	provide an equity incentive program comparable to those at competitive companies.
For fiscal 2015, as had been the case in each of the prior two fiscal years, the equity incentive award program consisted of grants of performance-based restricted stock units that would vest based on company performance during the current fiscal year and would be settled in shares of restricted stock that would vest after two more years of service. The company last granted stock option awards to named executive officers in fiscal 2010. The Compensation Committee determined, with the assistance of McLagan, to continue granting performance-based restricted stock units to our executives so that a significant portion of the executive’s compensation would be performance-based.

For fiscal 2015, each named executive officer’s target level restricted stock unit grant was based on a percentage of the executive’s base salary, which was converted into a target number of units based on the closing market price of a share of our common stock on the date of grant. These grants, made in May 2014, provided that each named executive officer would receive a number of restricted shares of our common stock based on our performance during the fiscal year against the same pre-tax income from continuing operations target used in the annual non-equity incentive program described above.
The actual number of restricted stock units that would vest and be settled on a one-for-one basis in restricted shares was based on a sliding scale for the relevant income above or below the target level, and was subject to minimum threshold and maximum settlement amounts. For fiscal 2015, the target was set at $29,321,237, the same level as our target used for our non-equity incentive plan arrangement described above, while our actual performance, adjusted to exclude the impact of the acquisition closed in fiscal 2015, was $30,494,643. If our actual results were less than 80% of the target in fiscal 2015, then no executive officer would have received any restricted shares in settlement of performance-based restricted stock units. If our actual results were between 80% and 100% of the target in fiscal 2015, then a number of restricted stock units would have vested and been settled in restricted shares based on a sliding scale between 50% and 100% of the target number of restricted stock units. If our actual results were between 100% and 120% of the target in fiscal 2015, then a number of restricted stock units would have vested and been settled in restricted shares based on a sliding scale between 100% and 150% of the target number of restricted stock units. Because our actual results were more than 100% of the target in fiscal 2015, the named executive officers each received restricted shares equal to 110% of the target number of restricted stock units.
The Compensation Committee established the following performance-based restricted stock unit award amounts for the executive officers for fiscal 2015:

Position	Target % of Base Salary	Minimum	Target	Maximum	Units Vested and Restricted Shares Actually Issued
CEO	90%	4,859	9,718	14,578	10,691
Chief Financial Officer	60%	2,499	4,999	7,498	5,499
General Counsel	60%	2,238	4,476	6,714	4,924
Vice President - Industrial Group	60%	2,194	4,389	6,583	4,828
Vice President - Water Treatment Group	60%	2,090	4,180	6,270	4,598
The Compensation Committee established the targeted performance-based restricted stock unit award for each of the executive officers based on a percentage of each officer’s base salary, divided by the closing stock price on the date of grant. The percentages were based on the Compensation Committee’s assessment of the relative scope of his or her responsibilities and the resulting ability of the individual to impact the company’s performance, as well as information provided by McLagan.
The actual number of restricted shares issued to each of the executive officers was determined after our audited financial information became available for fiscal 2015. The restricted shares will vest 100% two years after the end of fiscal 2015. The restricted shares will be forfeited in their entirety if the executive officer departs the company before the end of the vesting period other than in cases of death or disability.
In the event of a “fundamental change” (as defined below) involving the Company, each performance-based restricted stock unit award will vest immediately at 100% of its target if the Compensation Committee determines that the fundamental change will not result in the continuation of the performance-based restricted stock unit award. Any outstanding shares of restricted stock issued in settlement of vested performance-based restricted stock unit awards will also immediately vest under the same circumstances. If a performance-based restricted stock unit award is continued after a fundamental change, but, in connection with the fundamental change, an executive is terminated without cause or resigns for good reason, then the performance-based restricted stock unit award or any restricted stock issued in settlement of vested performance-based restricted stock unit awards will vest in the same manner. We believe that these triggers in our performance-based restricted stock unit award notices in connection with a fundamental change strike an appropriate balance between company and shareholder concerns about executive retention in the event of a fundamental change and an executive’s legitimate concerns regarding termination or diminution of duties as a result of a fundamental change or a change in control. In our 2010 Omnibus Incentive Plan, “fundamental change” generally includes any one of the following, unless otherwise provided in an award agreement:

•	the consummation of a corporate transaction, subject to certain exceptions;

•	any person or group becomes the beneficial owner of more than 50% of the combined voting power of the company, subject to certain exceptions; or

•	continuing directors cease to constitute a majority of the members of our Board of Directors.

“Corporate transaction” means any dissolution or liquidation of the company, sale of substantially all of its assets, merger or consolidation involving the company, or statutory share exchange involving company stock. Similarly, “continuing director” means an individual who is, as of the effective date of the 2010 Omnibus Incentive Plan, a director of the company, or who becomes a director after such effective date and whose initial election, or nomination for election by the company’s shareholders, was approved by at least a majority of the then continuing directors, but excluding anyone whose initial assumption of office occurs as a result of an actual or threatened election contest solicitation of proxies or consents by a person other than our Board of Directors.
Severance Arrangements
Our Compensation Committee has adopted an Executive Severance Plan covering our Chief Executive Officer and certain other key employees, including all of our named executive officers. We believe that the benefits provided by the Executive Severance Plan Severance help attract executive talent and create an environment that provides for adequate business transition and knowledge transfer during times of change.
Contribution to Long-Term Benefit Plan
All of our executive officers participate in our Profit Sharing Plan, which includes a 401(k) component, which is generally available to all other non-bargaining unit employees. Our executive officers also participate in our Employee Stock Ownership Plan, or ESOP. Executive participation in the ESOP was suspended in 2008 but started again in fiscal 2013. Contributions to the Profit Sharing Plan and ESOP by us on behalf of our executive officers have been a key component of our retention objectives since the contributed benefits initially vest over a six-year period.
Under the plans, our executive officers participate on the same terms as all other eligible employees, with the annual compensation that was used to determine plan benefits capped at the federal tax law limit of $260,000 for fiscal 2015. This limit will be adjusted in future years under federal tax law for cost-of-living increases.
Under our Profit Sharing Plan, we contributed a percentage of each eligible participant’s compensation to an account maintained for the participant under the plan. For fiscal 2015, we made contributions to the Profit Sharing Plan equal to 5% of each participant’s compensation in the plan year, subject to the cap on the plan benefits, resulting in a contribution of $13,000 on behalf of each named executive officer. Participants may also participate in the 401(k) component of the Profit Sharing Plan under which employee contributions are matched by the company up to a maximum of five percent of the participant’s eligible earnings. Participant accounts are credited with the appropriate gains or losses resulting from employee-directed investments made by the plan.
Under our ESOP, we may contribute a percentage of each eligible participant’s compensation to the plan, which is then credited to individual accounts maintained for participants under the plan. Contributions are made at the discretion of our Board of Directors. For fiscal 2015, we made contributions to this plan equal to 5% of each participant’s eligible compensation in the plan year, resulting in a contribution of $13,000 on behalf of each executive officer. Participant accounts are credited with the appropriate gains or losses resulting from the investments made by the plan.
Other Benefits
The Compensation Committee believes that we must offer a competitive benefits program to attract and retain our executive officers. During fiscal 2015, we provided medical and other health and welfare benefits to our executive officers that are generally available to our other employees.
The only perquisite we offer to our executive officers is the personal use of a company car.
Other Agreements and Policies
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1.0 million. Under current IRS interpretations, a “covered employee” is the chief executive officer of the company and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated officers employed by the company at a year-end.
Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In order to qualify as “performance-based compensation” for Section 162(m) purposes, compensation must satisfy certain requirements, including that the vesting and payment of such compensation must generally be conditioned upon the satisfaction over a specified performance period of pre-established objective performance goals set by the Compensation Committee. The Compensation Committee believes that no named executive officer exceeded the $1.0 million Section 162(m) limit during fiscal 2015.

Risks Arising from Compensation Policies and Practices
Our management annually conducts an evaluation of the risks arising from our company-wide compensation policies and practices with respect to employees. Management prepared an analysis of our compensation policies and practices and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. In connection with its risk oversight role, our Compensation Committee reviewed management’s analysis and conclusions.
Compensation Committee Report
The Compensation Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K.
James T. Thompson (Chair)        Duane M. Jergenson        Mary J. Schumacher Daryl I. Skaar       Jeffrey L. Wright
Compensation Committee of the Board of Directors
Summary Compensation Table
The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and the three other highest paid executive officers (collectively, the “named executive officers”) for our last three completed fiscal years.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(a) (b)	Non-Equity Incentive Plan Compensation ($)(c)	All Other Compensation ($)(d)	Total ($)
Patrick H. Hawkins	2015	370,010	334,785	258,929	54,050	1,017,774
Chief Executive Officer and	2014	358,885	324,455	205,712	52,964	942,016
President	2013	345,833	315,014	194,880	44,388	900,115
Kathleen P. Pepski	2015	285,529	172,216	133,177	52,611	643,533
Vice President, Chief Financial	2014	277,192	167,118	105,947	52,382	602,639
Officer and Treasurer	2013	266,733	162,013	102,384	44,394	575,524
Richard G. Erstad	2015	255,702	154,198	89,442	52,402	551,744
Vice President, General Counsel	2014	248,038	149,690	71,186	48,784	517,698
and Secretary	2013	239,125	145,211	67,373	44,125	495,834
John R. Sevenich	2015	250,702	151,201	104,733	38,732	545,368
Vice President – Industrial	2014	243,346	146,711	93,186	42,921	526,164
Group	2013	235,833	142,207	85,434	35,161	498,635
Thomas J. Keller	2015	236,798	144,001	99,914	47,395	528,108
Vice President – Water	2014	220,500	132,906	87,212	46,840	487,458
Treatment Group	2013	215,000	129,003	94,497	38,748	477,248

(a)
Amounts represent the aggregate grant date fair value of awards made each fiscal year, as computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. See Note 7, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2015 for a description of our accounting for these awards and the assumptions used in valuing the awards.

(b)
Each amount shown reflects the grant date fair value of a performance based restricted stock unit award granted during the respective fiscal year, with such value computed based on the estimated probable outcome of the applicable performance conditions as of the grant date. The grant date fair values of the performance-based restricted unit awards granted in fiscal 2015, as reported, and assuming the highest level of performance conditions would be achieved, are set forth below.

Name	Amount Reported	Maximum Amount
Mr. Hawkins	$334,785	$502,178
Ms. Pepski	$172,216	$258,324
Mr. Erstad	$154,198	$231,297
Mr. Sevenich	$151,201	$226,802
Mr. Keller	$144,001	$216,002

(c)
See the description of target levels corporate performance, business unit performance and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis above. All of the amounts reported for fiscal 2015 were paid in fiscal 2016 after we completed our annual audit.

(d)	Amounts reported for fiscal 2015 include:

•
Contributions by the company on behalf of each of each of our named executive officers to our Profit Sharing Plan and Employee Stock Ownership Plan and employer matching contributions to our 401(k) as set forth below.

Name	Profit Sharing Plan Contribution	Employee Stock Ownership Plan Contribution	Employer Matching Contribution to 401(k)
Mr. Hawkins	$13,000	$13,000	$14,441
Ms. Pepski	$13,000	$13,000	$13,114
Mr. Erstad	$13,000	$13,000	$14,260
Mr. Sevenich	$13,000	$13,000	$13,101
Mr. Keller	$13,000	$13,000	$13,249

•
The remaining amount included for each individual consists of the personal value of a company-provided car (based on the incremental cost to the company, calculated as the personal use portion of the amortized cost of acquiring and operating the car). For income tax purposes, the amount included in the executive officer’s income is based on IRS regulations. This amount is not grossed up for taxes.

Grants of Plan-Based Awards
The following table sets forth information concerning grants of plan-based awards to our named executive officers during fiscal 2015.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payouts Under Equity Incentive Plan Awards(b)			Grant Date Fair Value of Stock Awards ($)(c)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Patrick H. Hawkins	5/29/2014	111,600	223,200	446,400
	5/29/2014				4,859	9,718	14,578	334,785
Kathleen P. Pepski	5/29/2014	57,400	114,800	229,600
	5/29/2014				2,499	4,999	7,498	172,216
Richard G. Erstad	5/29/2014	38,550	77,100	154,200
	5/29/2014				2,238	4,476	6,714	154,198
John R. Sevenich	5/29/2014	50,400	100,800	201,600
	5/29/2014				2,194	4,389	6,583	151,201
Thomas J. Keller	5/29/2014	48,000	96,000	192,000
	5/29/2014				2,090	4,180	6,270	144,001

(a)
Awards represent potential payments under our annual non-equity incentive arrangement for fiscal 2015. Potential payments are based on specified levels of performance against corporate, business unit and individual objectives, as described under “Annual Non-Equity Incentive Compensation” in the Compensation Discussion and Analysis.

The actual amounts earned for fiscal 2015 are the sole components of “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above. Except in the case of death or retirement, executives must be employed on the date the payments are made (typically in June of each year with respect to the most recently completed fiscal year) to be eligible for a payment. The threshold, target and maximum payments are based on the plan’s requirements, which were 30%, 60% and 120% of base salary, respectively, for our CEO; 15%, 30% and 60% of base salary, respectively, for our General Counsel; and 20%, 40% and 80% of base salary, respectively, for the other named executive officers.

(b)
Awards represent potential issuances of shares of restricted stock in settlement of performance-based restricted stock unit awards granted for fiscal 2015. The number of restricted shares to be issued was based on the degree to which we achieved specified levels of income from continuing operations before taxes during fiscal 2015. See “Equity Awards” in the Compensation Discussion and Analysis for the performance goals applicable to the performance-based restricted stock units granted for performance in fiscal 2015. Additional terms of the outstanding performance-based restricted stock units are described in Note (a) to the Outstanding Equity Awards table. The number of restricted shares actually granted to each individual for fiscal 2015 performance was 110% of target, and is as follows: Mr. Hawkins, 10,691 shares; Ms. Pepski, 5,499 shares; Mr. Erstad, 4,924 shares; Mr. Sevenich, 4,828 shares; and Mr. Keller, 4,598 shares.

(c)
Grant date fair value for performance-based restricted stock units was determined in accordance with FASB ASC Topic 718. For the performance-based restricted stock units, the actual number of restricted shares that could be earned ranged from 0% to 150% of the target amount. For the performance-based restricted stock units, the amount reported is based on the assumed probable outcome of the performance conditions assessed as of the grant date of the performance-based restricted stock units.

Outstanding Equity Awards at 2015 Fiscal Year-End
The following table sets forth certain information concerning outstanding equity awards held by our named executive officers as of March 29, 2015.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(a)	Market Value of Shares or Units of Stock that Have Not Vested ($)(b)
Patrick H. Hawkins	26,943	1,021,140
Kathleen P. Pepski	13,863	525,408
Richard G. Erstad	12,419	470,680
John R. Sevenich	12,170	461,243
Thomas J. Keller	11,254	426,527

(a)
Consists of shares of restricted stock actually issued in settlement of the performance-based restricted stock unit awards granted for fiscal years 2013, 2014 and 2015. The restricted shares vest 100% two years after the last day of the fiscal year for which the restricted stock units were awarded. The shares granted for fiscal 2013 vested on March 31, 2015 and the shares granted for fiscal 2014 will vest on March 30, 2016, both of which are in fiscal 2016. The shares granted for fiscal 2015 will vest on March 29, 2017. The number of restricted shares vesting on each of those dates for each of the named executive officers is as follows:

	Number of Shares Vesting on:
Name	March 31, 2015	March 30, 2016	March 29, 2017
Mr. Hawkins	8,684	7,568	10,691
Ms. Pepski	4,466	3,898	5,499
Mr. Erstad	4,003	3,492	4,924
Mr. Sevenich	3,920	3,422	4,828
Mr. Keller	3,556	3,100	4,598
The restricted shares will be forfeited in their entirety if the executive officer departs the company before the end of the vesting period. The vesting of the units and restricted shares may be accelerated upon the occurrence of certain events described below under “Potential Payments Upon Termination or Change in Control”.

(b)	Based on closing market price of our common stock as of the most recently completed fiscal year-end of $37.90 per share.

Option Exercises and Stock Vested
The following table provides information concerning the aggregate number of stock options exercised and shares of restricted stock that vested for each of our named executive officers during fiscal 2015, and the aggregate dollar values realized by each of our named executive officers upon such exercises and vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#) (b)	Value Realized on Vesting ($)(c)
Patrick H. Hawkins	—	—	8,623	321,293
Kathleen P. Pepski	—	—	4,429	165,025
Richard G. Erstad	—	—	4,152	154,704
John R. Sevenich	9,333	200,473	4,068	151,574
Thomas J. Keller	—	—	—	—

(a)	Amounts in this column are based on the fair market value of a share of our common stock on the date of exercise.

(b)
The restricted shares vest 100% two years after the last day of the fiscal year for which the restricted stock units were awarded. The shares vesting in fiscal 2015 were those shares issued for fiscal 2012.

(c)	Amounts in this column are based on the fair market value of a share of our common stock on the date of vesting of $37.26 per share.
Potential Payments Upon Termination or Change in Control
Our Compensation Committee has adopted an Executive Severance Plan covering our Chief Executive Officer and certain other key employees, including all of our named executive officers. Executives covered by the plan are eligible to receive specified payments and benefits if their employment is terminated (1) by us without “cause” at any time or (2) by them for “good reason” within a period beginning 30 days before and continuing until two years after a “change in control” as described below. In addition, award agreements for our equity incentive awards provide for accelerated vesting and exercisability of such awards in connection with an individual’s termination of employment due to death or disability, or under certain circumstances in connection with a “fundamental change” (as defined in the “Compensation Discussion and Analysis” above) involving the company, as described below.
Potential Payments under Executive Severance Plan
Under the terms of the Executive Severance Plan, the Compensation Committee is responsible for assigning each executive to one of four tiers, which determines the duration of salary continuation for which an executive may be eligible. Mr. Hawkins has been assigned to Tier 1 and Ms. Pepski, Mr. Sevenich and Mr. Keller have been assigned to Tier 3 and Mr. Erstad has been assigned to Tier 4. Tiers 1 and 2 provide for a salary continuation period of 18 months in the case of a termination without cause not due to change in control and 24 months in the case of a termination (without cause or for good reason) due to change in control. Tiers 3 and 4 provide for a salary continuation period of 12 months in the case of termination without cause not due to change in control and 18 months in the case of termination (without cause or for good reason) due to change in control.
Under the Executive Severance Plan, “cause” means:

•	the executive’s willful and material failure or refusal during his or her employment to carry out any reasonable directive of the Board;

•
any willful and material failure by the executive during his or her employment to comply with any material policy, rule or code of conduct generally applicable to our employees or to our management employees, which failure is materially and demonstratively injurious to our financial condition or business reputation;

•	the executive’s embezzlement or misappropriation of our funds or any other willful act or omission by the executive which is materially injurious to our financial condition or business reputation; or

•
the executive’s conviction or confession of an act or acts constituting a felony under the laws of the United States or any state thereof related to our business or which is materially injurious to our financial condition or business reputation.

The payments and benefits that would be paid to an executive under the Executive Severance Plan as a result of a termination of employment without cause not due to a change in control include (1) base salary for the salary continuation period associated with the executive’s tier, (2) COBRA continuation coverage for medical and dental benefits for a maximum of 18 months (with the executive to be charged the active employee rate for coverage), and (3) the reasonable costs of outplacement services for a maximum of one year.
The additional payments and benefits that would be paid to an executive under the Executive Severance Plan as a result of a qualifying termination of employment in connection with a “change in control” (as defined below) include (1) six additional months of salary continuation, (2) a benefit equal to the annual bonus that would have been received (measured at target) if the executive had remained employed and eligible to receive such bonus for the entire salary continuation period, and (3) a benefit equal to the additional benefit, if any, that would have been received under the Hawkins, Inc. Profit Sharing Plan if the executive had remained employed and eligible for the Profit Sharing Plan for the entire salary continuation period, plus the 401(k) employer matching contributions that would have been received for the salary continuation period if the executive had made 401(k) contributions at least at the rate that would have entitled the executive to the maximum employer matching contributions permitted under the Profit Sharing Plan.
Under the Executive Severance Plan, “change in control” means:

•
a dissolution, liquidation, sale of substantially all of our assets or a merger or consolidation of us or a statutory share exchange involving our stock unless, immediately following the transaction, all or substantially all of our beneficial owners immediately prior to the transaction beneficially own more than 50% of the combined voting power of the surviving or acquiring entity (or its parent) resulting from the transaction in substantially the same proportions as their ownership of us immediately prior to the transaction;

•
any person or group, other than (1) one or more of our subsidiaries, or (2) an employee benefit plan (or related trust) sponsored or maintained by us, becomes a beneficial owner of our equity securities representing more than 50% of the combined voting power of our then outstanding voting securities, except that (A) any acquisition of our equity securities directly from us for the purpose of providing financing to us, any formation of a group consisting solely of our beneficial owners as of August 2, 2011, or any repurchase or other acquisition by us of our equity securities that causes any person to become the beneficial owner of more than 50% of our combined voting power, will not be considered a “change in control” unless and until, the person acquires beneficial ownership of additional voting securities of ours after the person initially became the beneficial owner of more than 50% of the combined voting power of our voting securities by one of the means described in this clause (A); and (B) a change in control will occur if a person or group becomes the beneficial owner of more than 50% of our voting securities as the result of a transaction only if the transaction is itself a “change in control” pursuant to the preceding bullet point; or

•
individuals who were “continuing directors” cease for any reason to constitute a majority of the members of our Board. “Continuing director” means an individual who was a director as of August 2, 2011 or was nominated or elected by at least a majority of the then continuing directors (other than a person whose initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or consents on behalf of anyone other than the Board).

An executive must enter into an agreement with the company that contains covenants against competition, disclosure and solicitation, and a release of claims in order to qualify for payments and benefits under the Executive Severance Plan.
The following table presents the amounts that would have been received by each named executive officer under the Executive Severance Plan if a termination of the officer’s employment without cause not due to change in control had taken place on the last business day of our most recently completed fiscal year.

Name	Salary Continuation Amount ($) (a)	Medical and Dental Coverage ($) (b)	Outplacement Costs ($) (c)	Total ($)
Patrick H. Hawkins	558,000	18,916	12,500	589,416
Kathleen P. Pepski	287,000	14,909	12,500	314,409
Richard G. Erstad	257,000	14,381	12,500	283,881
John R. Sevenich	252,000	14,895	12,500	279,395
Thomas J. Keller	240,000	14,909	12,500	267,409

(a)	Amounts determined by multiplying the executive’s base salary times the number of months in the applicable salary continuation period.

(b)
Amounts determined by multiplying the difference between the full cost of the insurance to the company and the amounts to be paid by the executive times the number of months in the applicable salary continuation period or 18 months, whichever is less.

(c)	Constitutes the estimated cost to the company of 12 months of outplacement services.

Under the Executive Severance Plan, a “termination due to change in control” means a termination for good reason or a termination without cause that happens during the 30-day period preceding or the two-year period beginning on the date of a change in control. A “termination for good reason” means a termination of employment by the executive provided the executive has given us written notice of the existence of a condition constituting a “good reason” within 90 days of its first occurrence and we have failed to remedy the condition within 30 days thereafter and the termination occurs not later than the expiration of the two-year period following the initial existence of the condition constituting “good reason.” “Good reason” means any of the following conditions arising without the consent of the executive:

•	a material decrease in the executive’s base compensation;

•	a material diminution in the executive’s authority, duties, or responsibilities;

•	relocation of the executive’s principal office more than 50 miles from its current location; or

•	any other action or inaction that constitutes a material breach by us of any terms or conditions of any agreement between us and the executive, which breach has not been caused by the executive.
The following table presents the amounts that would have been received by each named executive officer under the Executive Severance Plan if a termination of the officer’s employment for good reason or a termination without cause that is also a termination due to change in control had taken place on the last business day of our most recently completed fiscal year.

Name	Salary Continuation Amount ($) (a)	Medical and Dental Coverage ($) (b)	Outplacement Costs ($) (c)	Target Bonus Amount ($) (d)	Profit Sharing/401(k) Contribution ($) (e)	Total ($)
Patrick H. Hawkins	744,000	18,916	12,500	446,400	52,000	1,273,816
Kathleen P. Pepski	430,500	22,364	12,500	172,200	39,000	676,564
Richard G. Erstad	385,500	21,572	12,500	115,650	39,000	574,222
John R. Sevenich	378,000	22,343	12,500	151,200	39,000	603,043
Thomas J. Keller	360,000	22,364	12,500	144,000	39,000	577,864

(a)	Amounts determined by multiplying the executive’s base salary times the number of months in the applicable salary continuation period.

(b)
Amounts determined by multiplying the difference between the full cost of the insurance to the company and the amounts to be paid by the executive times the number of months in the applicable salary continuation period or 18 months, whichever is less.

(c)	Constitutes the estimated cost to the company of 12 months of outplacement services.

(d)	Amounts determined by multiplying one-twelfth of the executive’s target annual bonus times the number of months in the applicable salary continuation period.

(e)
Amounts equal the amounts the executive would have received under the company’s profit sharing plan if the executive had remained employed by the company for the entire applicable salary continuation period and had been entitled to employer contributions under the plan for that period, plus the 401(k) employer matching contributions that would have been received for the salary continuation period if the executive had made 401(k) contributions at least at the rate that would have entitled the executive to the maximum employer matching contributions permitted under the profit sharing plan.

Potential Accelerated Vesting of Equity Awards
Termination Other than Due to Death or Disability Following a Fundamental Change. All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the units and the restricted shares following a “fundamental change” involving the company if (i) the awards will not be continued, assumed or replaced in connection with the fundamental change, or (ii) if the awards are continued, assumed or replaced, the executive is involuntarily terminated without cause or resigns for good reason during the applicable performance period or prior to the final vesting of the restricted shares. Under either of these circumstances, a performance-based restricted stock unit award will vest immediately at 100% of its target payout, and any shares of restricted stock issuable in payment of such units or already outstanding as the result of earlier payments of performance-based restricted stock unit awards will also immediately vest. For these purposes, “cause” for termination generally involves the commission of a felony or conviction for a criminal misdemeanor, gross misconduct or fraud that is likely to cause material harm to the company, a material violation of company policies or its code of conduct, or a willful or material breach of any agreement with the company. “Good reason” for resignation generally involves a decrease in base salary, a material diminution in authority, responsibilities or duties, a relocation of one’s principal work location by more than 50 miles, or a material breach by the company of an agreement with the affected executive.

In addition, in connection with a fundamental change involving the company, the Compensation Committee may generally (1) accelerate the vesting of outstanding unvested stock options, (2) make appropriate provision to protect any stock option in a manner that equitably preserves the compensation element of the stock option at the time of the fundamental change, or (3) cancel the stock option in exchange for payment of cash equal to the amount, if any, by which the then current “fair market value” of the shares subject to the option exceeds the aggregate exercise price of the shares covered by the stock option. “Fair market value” per share means the cash plus the fair market value, as determined in good faith by the Compensation Committee, of the non-cash consideration to be received per share by the shareholders of the company upon the occurrence of the fundamental change.
Termination of Employment Due to Death or Disability. All named executive officers with performance-based restricted stock units or shares of restricted stock are entitled to accelerated vesting of the units and the restricted shares upon termination of employment due to death or disability. In the event that the executive officer’s employment with the company ceases due to death or disability during a performance period, then any performance-based restricted stock unit award will vest immediately at 100% of its target payout. Any shares of restricted stock issuable in payment of such units or already outstanding as the result of earlier payments of performance-based restricted stock unit awards will also immediately vest. The company will issue one unrestricted share in exchange for each vested unit.
In addition, all named executive officers with outstanding unvested stock options are entitled to accelerated vesting of the stock options upon termination of employment due to death or disability.
The following table presents the value of all outstanding restricted stock unit and restricted stock awards that would have been received by each named executive officer if either (1) a fundamental change took place on the last business day of our most recently completed fiscal year and all such awards had been accelerated in connection with such fundamental change or (2) a termination of the officer’s employment due to death or disability had taken place on the last business day of our most recently completed fiscal year. No named executive officers hold any stock options.

Name	Early Vesting of Performance-Based Restricted Stock Units/Restricted Stock ($)(a)
Patrick H. Hawkins	984,263
Kathleen P. Pepski	506,458
Richard G. Erstad	453,701
John R. Sevenich	444,605
Thomas J. Keller	410,684

(a)	Amounts determined by multiplying the number of shares for which vesting is accelerated by our closing stock price on March 27, 2015 ($37.90 per share).
Director Compensation for Fiscal 2015
During fiscal 2015, each non-employee director earned an annual retainer of $25,000. Supplemental annual retainers were earned by our Chairman of the Board ($70,000), the chairs of our Audit and Compensation committees ($7,500 each) and the chair of our Governance and Nominating Committee ($5,000). Additionally, our non-employee directors received a meeting fee of $2,000 for each Board and committee meeting attended.
The Compensation Committee oversees our non-employee director compensation program, under which each non-employee director is entitled to receive a grant of restricted common stock with a value of $35,000 on the date of our annual meeting of shareholders at which the director is elected or reelected to the Board by our shareholders. The restricted stock vests one year from the date of issuance, subject to acceleration in the event of the director’s death or disability. For service during fiscal 2015, each non-employee director was granted 1,011 shares of restricted common stock on August 7, 2014, and these shares will vest in their entirety one year from their date of issuance.

The following table shows, for each of our current and former non-employee directors, information concerning annual compensation earned for services in all capacities during fiscal 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	All Other Compensation ($)	Total ($)
James A. Faulconbridge	58,000	34,991	—	92,991
Duane M. Jergenson	47,000	34,991	—	81,991
John S. McKeon	123,000	34,991	—	157,991
Daryl I. Skaar	49,000	34,991	—	83,991
James T. Thompson	60,500	34,991	—	95,491
Jeffrey L. Wright	68,500	34,991	—	103,491
Mary J. Schumacher	53,000	34,991	—	87,991

(a)
On August 7, 2014, each member then on the Board received 1,011 shares of restricted stock as part of his or her retainer pursuant to the 2010 Plan. The amounts shown in this column represent the grant-date fair value of each of the awards computed in accordance with FASB ASC Topic 718. See Note 7, Share-Based Compensation, to our audited financial statements included in our Annual Report on Form 10-K for fiscal 2015 for a description of our accounting for these awards and the assumptions used in valuing the awards. All of these shares vest in full on August 7, 2015, are eligible to receive dividends paid on our common stock and were the only shares of restricted stock held by each director at the end of our most recently completed fiscal year.

Compensation Committee Interlocks and Insider Participation
All decisions regarding compensation of our executive officers during fiscal 2015 were made by the Compensation Committee of our Board of Directors. During fiscal 2015, the following directors served on the Compensation Committee: Duane M. Jergenson, James T. Thompson, Daryl I. Skaar and Jeffrey L. Wright. None of our executive officers participates in any Board or committee vote setting his or her annual salary or non-equity cash incentive payments. None of the members of the Compensation Committee is a current or former officer or employee of our company, and there were no interlocking relationships as defined by the SEC, involving our executive officers, our directors, and other entities with which our directors or executive officers are associated.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information about shares that may be issued under the Hawkins, Inc. 2010 Omnibus Incentive Plan (the “2010 Plan”) as of March 29, 2015. We do not have any other equity compensation plans required to be included in this table.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders(a)	—	—	1,089,026	(b)

(a)
The 2010 Plan allows awards in the form of restricted or unrestricted stock, incentive or non-statutory stock options, stock appreciation rights, performance-based restricted stock units or other stock-based awards.

(b)
Includes securities available for future issuance under the 2010 Plan. There is no limit on the portion of the shares of common stock available for distribution under this plan that may be awarded in the form of restricted or unrestricted stock. Also includes 186,287 shares available for issuance under the Employee Stock Purchase Plan. Does not include 37,309 shares of restricted stock that were issuable upon vesting of outstanding performance-based restricted stock unit awards as of March 29, 2015.

SECURITY OWNERSHIP OF MANAGEMENT AND BENEFICIAL OWNERSHIP
The following table contains information as of June 8, 2015 (except as otherwise noted below) concerning the beneficial ownership of our common stock by all directors, the named executive officers, all directors and executive officers as a group and shareholders known by us to beneficially own more than 5% of our common stock. Unless otherwise noted, the address for each shareholder listed below is our executive offices.

Name of Beneficial Owner	Number of Shares Beneficially Owned (a)		Percent of Shares
Royce & Associates, LLC	1,224,412	(b)	11.5%
BlackRock, Inc.	947,771	(c)	8.9%
Trustees, Hawkins, Inc. Employee Stock Ownership Plan and Trust	852,346	(d)	8.0%
T. Rowe Price Associates, Inc.	841,511	(e)	7.9%
James A. Faulconbridge	9,122	(f)	*
Patrick H. Hawkins	62,723	(g)	*
Duane M. Jergenson	23,143	(h)	*
John S. McKeon	37,888	(h)	*
Mary J. Schumacher	1,876	(h)	*
Daryl I. Skaar	9,999	(h)	*
James T. Thompson	9,016	(h)	*
Jeffrey L. Wright	6,016	(h)	*
Richard G. Erstad	12,368	(i)	*
Thomas J. Keller	63,069	(j)	*
Kathleen P. Pepski	24,596	(k)	*
John R. Sevenich	33,234	(l)	*
All directors and officers as a group (13 persons)	339,012	(m)	3.2%

*    Less than one percent.

(a)	Unless otherwise noted, all shares shown are held by shareholders possessing sole voting and investment power with respect to such shares.

(b)	Based on a Schedule 13G filed by Royce & Associates, LLC with the SEC on January 9, 2015. The address for Royce & Associates is 745 Fifth Avenue, New York, NY 10151.

(c)	Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 22, 2015. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10022.

(d)
The Trustee of the Hawkins, Inc. Employee Stock Ownership Plan and Trust is BMO Harris Bank, N.A. The ESOP allows plan participants to direct voting of shares allocated to their plan accounts and all shares held by the ESOP are allocated to plan participant accounts. Under the applicable trust agreement, the Trustee is to vote shares with respect to which no voting instructions are received from plan participants in proportion to the shares voted by plan participants who do submit voting instructions. As a result, the Trustee may theoretically be deemed to share, at least temporarily, voting power for all shares of the ESOP. The Trustee also has limited dispositive power with respect to all shares of the ESOP, reflecting a requirement that the assets of the ESOP must primarily consist of shares of Hawkins’ stock. The Trustee, which together with its parent, Bank of Montreal, filed a Schedule 13G with the SEC on February 13, 2015 with respect to these ESOP shares, disclaims beneficial ownership of the shares attributed to it in its capacity as Trustee of the ESOP.

(e)	Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 10, 2015. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(f)
Includes 7,091 shares that Mr. Faulconbridge holds jointly with his wife as to which he shares voting and investment power and 1,011 shares of restricted stock, which shares vest and the related restrictions expire on August 7, 2015.

(g)
Includes 12,397 shares representing the beneficial interest of Mr. Hawkins as of June 8, 2015 in our ESOP, 7,568 shares of restricted stock, which shares vest and the related restrictions expire on March 30, 2016, and 10,691 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2017. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(h)	Includes 1,011 shares of restricted stock, which shares vest and the related restrictions expire on August 7, 2015.

(i)
Includes 585 shares representing the beneficial interest of Mr. Erstad as of June 8, 2015 in our ESOP, 3,492 shares of restricted stock, which shares vest and the related restrictions expire on March 30, 2016, and 4,294 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2017. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(j)
Includes 7,970 shares that Mr. Keller holds jointly with his wife as to which he shares voting and investment power, 47,400 shares representing the beneficial interest of Mr. Keller as of June 8, 2015 in our ESOP, 3,100 shares of restricted stock, which shares vest and the related restrictions expire on March 30, 2016, and 4,598 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2017. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(k)
Includes 585 shares representing the beneficial interest of Ms. Pepski as of June 8, 2015 in our ESOP, 3,898 shares of restricted stock, which shares vest and the related restrictions expire on March 30, 2016, and 5,499 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2017. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(l)
Includes 20,536 shares representing the beneficial interest of Mr. Sevenich as of June 8, 2015 in our ESOP, 3,422 shares of restricted stock, which shares vest and the related restrictions expire on March 30, 2016, and 4,828 shares of restricted stock, which shares vest and the related restrictions expire on March 29, 2017. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

(m)	Includes 115,754 shares representing the beneficial interest of the directors and officers as of June 8, 2015 in our ESOP. Does not include outstanding Performance-Based Restricted Stock Unit Awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the SEC. Executive officers, directors and persons who beneficially own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us, and written representations from our executive officers and directors, all Section 16(a) filing requirements applicable to our executive officers and directors have been satisfied other than Richard Erstad, Patrick Hawkins, Tom Keller, Theresa Moran, Kathleen Pepski and John Sevenich with respect to one report on Form 4 each relating to restricted stock issued upon vesting of performance-based restricted stock awards in May 2014.
RELATED PARTY TRANSACTIONS
We employ Angela Wagamon, sister of Patrick H. Hawkins, our Chief Executive Officer, and Todd Hawkins, cousin of Patrick H. Hawkins; and Michael Clemens and John Clemens, the brothers of Theresa R. Moran, our Vice President - Quality and Support. Including retirement plan contributions and bonuses, each such employee earned in excess of $120,000 in fiscal 2015.
The Audit Committee Charter provides that the Audit Committee is responsible for approving all related party transactions. The Audit Committee reviews and ratifies all transactions involving our company and any director, nominee for director, executive officer, other employee or family member thereof on a quarterly basis. It is our intention that these transactions will be on terms no less favorable to us than we could obtain from unaffiliated third parties.

PROPOSAL TWO - RE-APPROVAL OF THE MATERIAL TERMS OF OUR 2010 OMNIBUS INCENTIVE PLAN FOR PURPOSES OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

Introduction
We are asking our shareholders to re-approve the material terms of our 2010 Omnibus Incentive Plan (the “2010 Plan”) in order to preserve our ability to deduct, for federal income tax purposes, compensation paid under the 2010 Plan to certain of our executive officers that would otherwise qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). We are not proposing any increase in the number of shares available for issuance under the 2010 Plan or any other changes to the terms of the 2010 Plan. Both the annual cash incentive awards and the annual equity awards that we provide to our executive officers are provided under the 2010 Plan.
Section 162(m) generally does not allow a publicly-held company to obtain a federal income tax deduction for compensation of more than $1,000,000 paid in any year to certain “covered employees” unless the compensation qualifies as “performance-based” under Section 162(m). Under Section 162(m), the group of “covered employees” as of the end of any taxable year consists of a company’s chief executive officer and its three other most highly compensated executive officers, other than the chief financial officer.

Various requirements must be satisfied in order to qualify compensation paid to covered employees as performance-based compensation within the meaning of Section 162(m). One such requirement is that the company’s shareholders must approve the material terms of the plan under which the performance-based compensation is provided.  These material terms include a general description of the employees eligible to receive compensation under the plan, a description of the business criteria on which any performance goals are to be based, and the maximum amount of compensation that could be paid to any employee if the applicable performance goals are attained. Section 162(m) also requires that such material terms must be reapproved by our shareholders at least every five years if, as is the case with the 2010 Plan, the compensation committee has the authority to change the performance goals from one performance period to the next. Because five years have passed since the last time our shareholders approved the material terms of the 2010 Plan, we are asking our shareholders to reapprove the material terms of the 2010 Plan as set forth in the “Summary of 2010 Omnibus Incentive Plan” section below.
Our Board of Directors recommends that that our shareholders vote FOR this proposal in order to enable us to qualify compensation provided under the 2010 Plan in connection with full value awards (equity awards other than options and stock appreciation rights) and bonus awards as performance-based for Section 162(m) purposes. If our shareholders do not reapprove the material terms of the 2010 Plan, the 2010 Plan will continue in effect in the form in which it currently exists and the Compensation Committee will consider the resulting limitation on the deductibility of awards to covered employees in structuring future awards to those employees. In that event, the Compensation Committee may approve full value awards and/or bonus awards for which some or all of the potential deduction will be lost if it considers such action to be in the best interest of our Company and its shareholders.
Summary of 2010 Omnibus Incentive Plan
The following summary of the terms of the 2010 Plan may not contain all the information that is important to you, and is qualified in its entirety by reference to the complete text of the 2010 Plan, which is set forth in Appendix A to the definitive proxy statement for our 2010 Annual Meeting that we filed with the Securities and Exchange Commission (“SEC”) and is available at the SEC’s website, www.sec.gov.
Administration
The 2010 Plan is administered by the Compensation Committee (the “Committee”), except for awards to non-employee directors which are administered by the Board. The 2010 Plan calls for members of the Committee to be “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 and “outside directors” within the meaning of Section 162(m) of the Code. The Committee has the authority to adopt, revise and waive rules relating to the 2010 Plan and to determine the timing and recipients of awards, the amount of any awards and other terms and conditions of awards. Subject to applicable law, the Committee may delegate its responsibilities and authority under the 2010 Plan to members of management of the Company or to others with respect to awards to individuals who are not officers or directors of the Company.
Eligibility and Number of Shares
All employees of the Company and its affiliates and other individuals who are not employees but who provide services to the Company or its affiliates in capacities such as consultants, advisors and directors are eligible to receive awards under the 2010 Plan. Incentive stock options under the 2010 Plan may be awarded only to employees. As of June 8, 2015, there were approximately 447 employees of the Company and its affiliates, seven non-employee directors of the Company and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2010 Plan. Although not necessarily indicative of future awards under the 2010 Plan, as of the same date, approximately eight of the eligible employees (including all of the executive officers), all of the non-employee directors and no consultants or advisors have been granted awards under the 2010 Plan. The Committee (or the Board, in the case of non-employee directors) selects award recipients in its discretion from among eligible individuals.
The number of shares of our common stock available for distribution under the 2010 Plan is 1,000,000, plus the number of shares that remained available for future grants under our 2004 Omnibus Stock Plan (the “2004 Plan”) on July 28, 2010, the effective date of the 2010 Plan, subject to adjustment for future stock splits, stock dividends and similar changes in the capitalization of the Company. In addition, any shares that are both (a) subject to an award granted under the 2004 Plan that was outstanding on July 28, 2010 or subject to an award under the 2010 Plan and (b) not delivered to the award holder due to the expiration, forfeiture, or termination of the award or the settlement of the award in cash or any property other than shares will replenish the pool of available shares under the 2010 Plan. The closing sale price of a share of our common stock on the NASDAQ Global Market on June 8, 2015 was $39.84.
The 2010 Plan does provide, however, that the following shares subject to awards under the 2010 Plan or the 2004 Plan will not again become available for distribution under the 2010 Plan under the following circumstances: (i) shares which would have been issued upon any exercise of an option but for the fact that the exercise price was paid by a “net exercise,” or shares already owned by a participant that are delivered in payment of an option exercise price; (ii) shares withheld by the Company or already owned shares delivered by a participant to satisfy any tax withholding obligation with respect to an award; (iii)

shares covered by a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right upon its exercise; and (iv) shares that are repurchased by the Company using exercise proceeds from an option.
Shares subject to awards under the 2010 Plan that are issued in substitution for or in connection with the assumption of outstanding equity awards granted by a company acquired by the Company will not reduce the pool of available shares under the 2010 Plan. Similarly, if a company is acquired by, or combines with, the Company and has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of the acquisition or combination, then such shares may be included in the pool of available shares under the 2010 Plan for awards to individuals who were not employees or directors of the Company or its affiliates prior to the acquisition.
No more than 100,000 shares may be the subject of stock option awards, and no more than 100,000 shares may be the subject of stock appreciation right awards, granted to any one participant under the 2010 Plan in any calendar year. The 2010 Plan also provides for limits on the size of individual awards (other than stock options and stock appreciation rights) that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. Such awards that are denominated in shares may not exceed 100,000 shares to any one participant in any calendar year and such awards (other than bonus awards) that are denominated in cash may not exceed $3.0 million to any one participant in any calendar year. Awards that are considered bonus awards under the 2010 Plan may not result in a payout to any participant that exceeds $3.0 million for a twelve-month performance period (or a corresponding multiple of that amount for a performance period of greater or less than twelve months).
Types of Awards
Restricted and Unrestricted Stock and Other Stock-Based Awards
The Committee is authorized to grant, either alone or in conjunction with other awards, stock and stock-based awards. The Committee determines the persons to whom such awards are made, the timing and amount of such awards, and all other terms and conditions. The Company’s common stock granted to participants may be unrestricted or may contain such restrictions, including any combination of provisions requiring forfeiture upon certain events, imposing performance- and service-based vesting conditions and restricting transfer of shares, as the Committee may determine. Unless forfeited, the recipient of restricted common stock ordinarily will have all other rights of a shareholder, including without limitation, voting and dividend rights, but dividends and distributions payable with respect to unvested restricted shares (other than regular quarterly cash dividends payable with respect to restricted share awards that are subject only to service-based vesting conditions) will be subject to the same transfer restrictions and possibility of forfeiture as the underlying restricted shares.
The 2010 Plan provides for minimum vesting periods for full value awards. Full value awards subject to service-based vesting granted under the 2010 Plan will have a minimum vesting period of three years from the date of grant of the applicable award. Such service-based vesting may be pro rata over the minimum vesting period. Full value awards subject to performance-based vesting under the 2010 Plan will be subject to a minimum performance period of one year. These minimum periods will not apply (i) to awards made in payment of earned performance based awards and other earned cash-based incentive compensation, (ii) to a termination of employment due to death, disability or retirement, (iii) upon a fundamental change, (iv) to replacement awards issued in connection with a transaction involving a corporate merger, consolidation, acquisition, separation, reorganization or liquidation, (v) to an award made to a non-employee director of the Company, or (vi) to awards involving an aggregate number of shares not in excess of 5% of the number of shares available for awards under the 2010 Plan.
Stock Options
The 2010 Plan permits the grant of both incentive stock options that may qualify for favorable tax treatment under Section 422 of the Internal Revenue Code and non-statutory stock options that do not so qualify. The 2010 Plan provides that an option holder may pay an option exercise price in cash or, if the Committee permits, through a broker-assisted “cashless” exercise process, by delivering to the Company other shares already owned by the holder, by authorizing the Company to withhold a portion of the shares otherwise issuable to the option holder (a “net exercise”), or some combination or the foregoing methods.
The 2010 Plan provides that all stock options must be issued with an exercise price of at least 100% of the fair market value of a share of the Company’s stock as of the date the stock option is granted. The 2010 Plan does not permit the issuance of reload options, and does not permit the Committee to reprice any outstanding stock option or stock appreciation right unless such action is approved by our shareholders.
Stock Appreciation Rights
The value of a stock appreciation right granted to a participant is determined by the appreciation in the Company’s common stock, subject to any limitations upon the amount or percentage of total appreciation that the Committee may determine at the time the right is granted. The participant receives all or a portion of the amount by which the fair market value of a specified number of shares, as of the date the stock appreciation right is exercised, exceeds a price specified by the Committee at the time the right is granted. The per share price specified by the Committee must be at least 100% of the fair market value of a share of the Company’s common stock determined as of the date the stock appreciation right is granted. Payments with respect to stock appreciation rights may be made in cash, shares of the Company’s common stock or a combination of cash and shares as determined by the Committee.
Performance Units and Other Stock Based Awards
An award of performance units under the 2010 Plan entitles a participant to future payments of cash, shares or a combination of cash and shares, as determined by the Committee, based upon the achievement of pre-established performance goals. The Committee may also grant other stock-based awards under the 2010 Plan pursuant to which shares are or may in the future be acquired, and which may be denominated in stock units, securities convertible into shares and phantom securities. The Committee is authorized determine the terms and conditions of performance unit and other stock-based awards, consistent with the terms and purposes of the Plan.
Bonus Awards
The Committee may grant cash-based awards to employee participants in such amounts and on such terms as the Committee may designate. All bonus awards under the 2010 Plan will be earned only upon, and to the extent that, one or more performance goals are satisfied over the course of a performance period. The Committee is authorized to reduce or eliminate (but not to increase) the amount of a bonus award otherwise payable to a participant. Notwithstanding the availability of bonus awards under the 2010 Plan, the Committee retains authority to grant cash-based awards outside the 2010 Plan.
Performance-Based Compensation
In order to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, awards under the 2010 Plan must satisfy certain requirements, including that the vesting and payment of such awards must generally be conditioned upon the satisfaction over a specified performance period of pre-established performance goals set by the Committee. Stock options and stock appreciation rights granted under the 2010 Plan need not be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes.
The 2010 Plan specifies that the pre-established performance goals set by the Committee must be based on one or more of the following financial or operational measures selected by the Committee: revenues; gross profit; income from operations; net income; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes, depreciation, amortization and share-based compensation expense; net income per share (basic or diluted); profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on revenues or gross profit) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenues or gross profit; cash flow; market share; margins (including, but not limited to, one or more of gross, material, contribution, operating and net earnings margins); stock price; total stockholder return; asset quality; non-performing assets; revenue growth; cash flow per share; operating assets; balance of cash, cash equivalents and marketable securities; improvement in or attainment of expense levels or cost savings; economic value added; improvement in or attainment of working capital levels; employee retention; employee safety; customer satisfaction; and implementation or completion of critical projects.
Any performance goal utilized may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, subsidiary, business unit or individual performance. The Committee will define in an objective fashion the manner of calculating the performance goals based on the performance criteria it selects to use in any performance period, and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m). In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.
Acceleration of Vesting, Lapse of Restrictions, Termination of Employment, Forfeiture
The Committee may provide for accelerated vesting and exercisability of awards under the 2010 Plan and for the modification of performance periods applicable to such awards, and may adjust targets and payments applicable to performance-based awards, in the event of certain fundamental changes affecting the Company, the death of the participant or such other events as the Committee may determine.
Unless otherwise provided in an agreement, in the event of the death or disability of a participant, options and stock appreciation rights that were not previously exercisable will become immediately exercisable in full if the participant was continuously employed by the Company and its affiliates between the date the options or stock appreciation rights were granted and the date of such disability, or, in the event of death, a date not more than three months prior to such death. If a participant’s employment or other relationship with the Company, including service as a director, terminates for any reason other than death or disability or “cause” as described below, then any option or stock appreciation right that has not expired remains exercisable for three months after termination of the participant’s employment or other relationship with the Company, but only to the extent such option or stock appreciation right was exercisable prior to termination of such participant’s employment or other relationship with the Company. No award may be exercised after its term has expired.
Unless otherwise provided in an agreement, if a participant’s employment or other relationship with the Company and its affiliates terminates due to death or disability, the participant shall be entitled to receive (i) accelerated vesting of a number of shares of restricted stock under outstanding awards that has been prorated for the portion of the term of the award during which the participant was employed by the Company or its affiliates, and (ii) a payment with respect to performance units at the end of the performance period based upon the extent to which the performance targets were satisfied at the end of such period and prorated for the portion of the performance period during which the participant was employed by the Company or its affiliates.
Unless otherwise provided in an agreement, no bonus award will be paid to a participant whose employment with the Company and its affiliates terminates before the end of the applicable performance period. The Committee, in its discretion, may pay a participant (or his or her beneficiaries) a pro rata portion of the bonus award payment that the participant would have received but for the termination of the participant’s employment.
Under the 2010 Plan, if a participant’s employment or other relationship with the Company terminates for “cause,” all unexercised stock options and stock appreciation rights and all unvested portions of any other outstanding awards are immediately forfeited without consideration. “Cause” for termination is generally defined in the 2010 Plan as involving the commission of a felony, gross misconduct or any act of fraud, conviction of a criminal misdemeanor, disloyalty or dishonesty likely to cause material harm to the Company, material violation of the Company’s policies or code of conduct, or willful or material breach of an agreement with the Company.
The Committee may condition the grant of an award upon the participant’s agreement that in the event of certain occurrences, which may include a participant’s competition with, unauthorized disclosure of confidential information of, or violation of the applicable business ethics policy or business policy of the Company or any of its affiliates, the awards paid to the participant within six months prior to the termination of employment of the participant (or their economic value) may be subject to forfeiture at the Committee’s option.
Fundamental Change
The 2010 Plan addresses the treatment of outstanding awards in the event of various transformative events, each of which is considered a fundamental change. The 2010 Plan authorizes, but does not obligate, the Compensation Committee to take certain protective measures for options and stock appreciation rights in the event of a proposed fundamental change, which is generally defined in the 2010 Plan as (i) the consummation of a corporate transaction (defined as a dissolution or liquidation of the Company, a sale of substantially all of its assets, a merger or consolidation involving the Company, or a statutory share exchange involving Company stock), (ii) any person or group becoming the beneficial owner of more than 50% of the combined voting power of the Company (subject to certain exceptions), or (iii) the Company’s continuing directors ceasing to constitute a majority of the members of our Board of Directors.
Unless otherwise provided in an agreement, upon the occurrence of a fundamental change that is a corporate transaction, the surviving entity may continue, assume or replace outstanding awards under the 2010 Plan. To the extent that outstanding awards are not continued, assumed or replaced, the Committee may provide that either (i) some or all outstanding stock options and stock appreciation rights will become fully exercisable for a period before the fundamental change and some or all full value awards will fully vest immediate prior to the fundamental change or (ii) some or all outstanding awards under the plan must be surrendered for payment of an amount equal to the intrinsic value, if any, of the award. If awards are continued, assumed or replaced, the Committee is authorized to provide additional rights to award holders upon termination of employment during a period time after the occurrence of the fundamental change.
In connection with a fundamental change that does not involve a corporate transaction, the Committee may provide for one or more of the following: (i) that any award shall become vested and exercisable, in whole or in part, upon the occurrence of the fundamental change or upon the involuntary termination of the participant without cause within a specified period of time after the fundamental change, (ii) that any stock option or stock appreciation right shall remain exercisable during all or some specified portion of its remaining term, or (iii) that awards must be surrendered in exchange for payments. Regardless of whether a fundamental change involves a corporate transaction, the 2010 Plan does not require the Committee to treat all awards similarly.
Adjustments, Modifications, Cancellations.
The 2010 Plan provides the Committee with the authority to provide for the modification of a performance period or an adjustment to or waiver of the achievement of performance goals upon the occurrence of certain events, which may include a fundamental change, a recapitalization, a change in the accounting practices of the Company, or the participant’s death or disability.

U.S. Federal Income Tax Considerations
The following is a summary of the principal U.S. federal income tax consequences generally applicable to awards under the 2010 Plan.
Restricted and Unrestricted Stock
Unless the participant files an election to be taxed under Section 83(b) of the Code, (a) the participant will not realize income upon the grant of restricted stock, (b) the participant will realize ordinary income and the Company will be entitled to a corresponding deduction when the restrictions have lapsed and the restricted stock has vested, and (c) the amount of such ordinary income and deduction will be equal to the fair market value of the restricted stock on the date vesting occurs. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the participant and the Company will be determined as of the date of the grant of the restricted stock rather than as of the date of the restricted stock vests.
With respect to awards of unrestricted stock, (a) the participant will realize ordinary income and the Company will be entitled to a corresponding deduction upon the grant of the unrestricted stock and (b) the amount of such ordinary income and deduction will be equal to the fair market value of such unrestricted stock on the date of grant.
When the participant disposes of restricted or unrestricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.
Incentive Stock Options
A participant will not realize any taxable income, and the Company will not be entitled to any related deduction, when any incentive stock option is granted under the 2010 Plan. If certain statutory employment and holding period conditions are satisfied before the participant disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option and the Company will not be entitled to any deduction in connection with such exercise. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss a recipient realizes will be a capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the statutory holding periods.
Except in the event of death, if shares acquired upon the exercise of an incentive stock option are disposed of before the expiration of the statutory holding periods (a “disqualifying disposition”), the participant will be considered to have realized as compensation, taxable as ordinary income in the year of disposition, an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. The Company will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income.
Any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If the participant pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the participant will be treated as having made a disqualifying disposition of such shares and the tax consequences of such disqualifying disposition will be as described above.
The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes an incentive stock option will be treated as if it were a non-statutory stock option, the tax consequences of which are discussed below.
Non-Statutory Stock Options
A participant will not realize any taxable income, and the Company will not be entitled to any related deduction, when any non-statutory stock option is granted under the 2010 Plan. When a participant exercises a non-statutory stock option, the participant will realize compensation taxable as ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Upon disposition of the shares, any additional gain or loss the participant realizes will be a capital gain or loss.
Stock Appreciation Rights and Performance-Based Compensation
Generally (i) the participant will not realize income upon the grant of a stock appreciation right or performance unit award, (ii) the participant will realize compensation taxable as ordinary income, and the Company will be entitled to a corresponding deduction, when cash, shares of Common Stock or a combination of cash and shares are delivered to the participant upon exercise of a stock appreciation right or in payment of a performance unit award and (iii) the amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares of common stock received on the date they are received. The Federal income tax consequences of a disposition of unrestricted shares received by the participant upon exercise of a stock appreciation right or in payment of a performance unit award are the same as described above with respect to a disposition of unrestricted shares.

Limitations on Deferred Compensation
The foregoing discussion of tax consequences of awards under the 2010 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award under the 2010 Plan is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax, and would be required to pay interest on the tax that would have been paid but for the deferral. The 2010 Plan and any agreement thereunder may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or our Board of Directors in order to maintain such exemption from or compliance with Section 409A
Potential Limitation on Company Deductions
Awards under the 2010 Plan to the Company’s chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) that qualify as “performance-based compensation” for purposes of Section 162(m) of the Code will be exempt from the deduction limitation of Section 162(m), thus allowing the Company the full tax deduction otherwise permitted for such awards. If the material terms of the 2010 Plan are reapproved by our shareholders, the 2010 Plan will enable the Committee to continue to grant awards that may qualify as performance-based compensation for purposes of Section 162(m).
Withholding
The 2010 Plan permits the Company to withhold from cash awards, and to require a participant receiving shares under the 2010 Plan to pay the Company in cash, an amount sufficient to cover any required withholding taxes. In lieu of cash, the Committee may permit a participant to cover withholding obligations through a reduction in the number of shares delivered to such participant or a surrender to the Company of shares then owned by the participant.
Future Awards Under the 2010 Plan
Because all awards under the 2010 Plan are discretionary with the Committee (or the Board), neither the number nor types of future 2010 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.
As stated above, the material terms of the 2010 Plan are being submitted for shareholder re-approval so that awards under the 2010 Plan can continue to qualify for deductibility by the Company under Section 162(m). However, shareholder re-approval of the material terms is only one of several requirements under Section 162(m) that must be satisfied for awards under the 2010 Plan to qualify as performance-based compensation purposes of Section 162(m), and re-approval of the material terms of the 2010 Plan by our shareholders should not be viewed as a guarantee that all amounts paid under the 2010 Plan will, in practice, be deductible by the Company.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TWO.
PROPOSAL THREE — ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION
The company seeks a non-binding advisory vote from its shareholders to approve the compensation of our executive officers as described in this proxy statement under “Executive Compensation” and “Compensation Discussion and Analysis.”
This proposal gives our shareholders the opportunity to express their views on our executive officer compensation. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when making future executive officer compensation decisions.
Our executive compensation program has been designed to attract and retain executives who will lead our company to achieve long-term success and growth in shareholder value. Consistent with that goal, our executive compensation is based on company, business unit and individual performance and the alignment of the interests of our executive officers with those of our shareholders and is used to encourage our executive officers to stay with the company. Our executive compensation program currently includes a mix of compensation elements that rewards current results as well as motivates long-term performance through an appropriate balance of base pay and performance-based variable compensation. To incent appropriate performance, our performance-based variable compensation consists of a short-term variable pay component that rewards executives for both current business results as well as personal performance, and a long-term incentive plan that motivates long-term performance and aligns business results with the interests of our shareholders.
We are presenting this proposal, which gives you as a shareholder the opportunity to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

RESOLVED, that the shareholders approve the compensation of the company’s executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the company’s 2015 proxy statement.
THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL THREE.

OTHER MATTERS
Our management does not know of any other business that will be presented for consideration at the Annual Meeting. If, however, any other business does properly come before the Annual Meeting, proxies will be voted in accordance with the judgment of the person or persons acting under them as to what is in the best interests of our company.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG LLP, an independent registered public accounting firm, was retained by the Audit Committee for fiscal 2015 and has been retained by the Audit Committee as our auditor for fiscal 2016.
Representatives of KPMG LLP are expected to attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions.
PROPOSALS BY SHAREHOLDERS
In order for a shareholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting of shareholders, the written proposal must be received by us at our principal executive office no later than February 26, 2016. Any such proposals also must comply with all applicable requirements of Minnesota law and the rules and regulations of the SEC regarding shareholder proposals. In order for any other shareholder proposal to be properly brought before next year’s annual meeting of shareholders, we must receive a written notice at our principal executive office no later than May 1, 2016, in conformance with our By-Laws. The persons named as proxies by us for that meeting will have discretionary authority to vote on any shareholder proposal for which such notice is not properly received by us and as otherwise permitted pursuant to the SEC’s rules and regulations regarding the voting of proxies. Any director nominations made by shareholders also must comply with the relevant provisions set forth in Article II of our By-Laws, as described under the Nominating Process section above. A copy of our By-Laws has been filed with the SEC and is available on the SEC’s website (www.sec.gov) or may be obtained by sending a written request to our Secretary at our executive offices.
FORM 10-K
Our Annual Report on Form 10-K for fiscal 2015, including financial statements, is being mailed with this Proxy Statement. Shareholders who wish to obtain an additional copy of our Annual Report on Form 10-K for fiscal 2015 may do so without charge by writing to: Hawkins, Inc., 2381 Rosegate, Roseville, Minnesota 55113, Attention: Secretary. Our Annual Report on Form 10-K, as well as other company reports, are also available on the SEC’s website (www.sec.gov).

HAWKINS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, July 30, 2015

3:00 p.m., Central Time

Midland Hills Country Club

2001 Fulham St.

Roseville, Minnesota

HAWKINS, INC.
2381 Rosegate
Roseville, MN 55113

proxy

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on July 30, 2015.
The Proxy Statement and Annual Report on Form 10-K are available at:
www.ezodproxy.com/hawkinsinc/2015

The following proxy materials and information are available for your review at www.ezodproxy.com/hawkinsinc/2015

- the Company's Notice of Annual Meeting and Proxy Statement;
- the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 2015;
- the form of Proxy Card;
- the Letter to Shareholders; and
- directions to the Annual Meeting.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON JULY 30, 2015.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEMS 2 AND 3.

By signing the proxy, you revoke all prior proxies and appoint Patrick H. Hawkins, Kathleen P. Pepski and Richard G. Erstad, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters that may come before the Annual Meeting and all adjournments.

See reverse for voting Instructions.

Shareowner Services℠
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/hwkn
Use the internet to vote your proxy until 11:59 p.m., Central time on July 29, 2015.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m., Central time on July 29, 2015.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Voting Instruction Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN , DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR the nominees listed in Item 1.

1. Election of Directors:

01 John S. McKeon
02 Patrick H. Hawkins
03 James A. Faulconbridge
04 Duane M. Jergenson
05 Mary J. Schumacher
06 Daryl I. Skaar
07 James T. Thompson
08 Jeffrey L. Wright

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

The Board of Directors Recommends a Vote FOR Items 2 and 3.

2. Re-approval of material terms of 2010 Omnibus Incentive Plan	☐ For	☐ Against	☐ Abstain
3. Non-binding advisory vote on executive compensation ("say-on-pay")	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address change? Mark box ☐ Indicate changes below

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.